Exhibit 99.1

Media contact:
Gina Penzig, sr. communications media representative
Phone: 785.575.8089
FAX: 785.575.8119 gina.penzig@WestarEnergy.com
Investor contact:
Bruce Burns, director, investor relations
Phone: 785.575.8227 bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES PRELIMINARY 2006 RESULTS

TOPEKA, Kan., Feb. 2, 2007 — Westar Energy, Inc. (NYSE:WR) today announced preliminary fourth quarter 2006 earnings of 15 cents per share, and preliminary full year 2006 earnings of $1.88 per share. The company said these preliminary results are subject to change until the audit of the company’s year-end 2006 financial statements is completed.

Westar said it was pleased that preliminary earnings exceeded the upper end of the earnings guidance of $1.73 per share that it issued in November 2006, due principally to higher revenue. The company said that its market-based wholesale revenue in the fourth quarter was significantly higher than expected. “We are pleased with the performance of our power plants in the fourth quarter and the ability of our marketing group to get that power to market,” said Doug Sterbenz, Westar’s executive vice president of generation and marketing.

Westar will host a teleconference on March 1, 2007 at 10 a.m. central time to discuss its fourth quarter and year-end 2006 results. The conference call may be accessed by dialing 866-271-0675, participant code 89659687, no more than 15 minutes before the call. An audio webcast of the call may be accessed by visiting Westar’s web site at www.WestarEnergy.com.

Westar Energy announces preliminary 2006 results	Page 2 of 2

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 669,000 customers in the state. Westar Energy has more than 6,000 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Form 10-Q for the period ended Sept. 30, 2006 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.